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                        ASSET SALE AND PURCHASE AGREEMENT

         THIS ASSET SALE AND PURCHASE AGREEMENT ("Agreement") is made and entered into as of the 22nd day of June, 1998,

         BY AND BETWEEN                           HARPER INDUSTRIES, INC.,
                                                  a Kansas corporation,
                                                  hereinafter referred to as

                                                           "Buyer"

         AND DEWEZE MANUFACTURING, INC., a Pennsylvania corporation, hereinafter referred to as

                                                           "Seller"

         WHEREAS, Seller owns and/or leases, as the case may be, all of the tangible and intangible assets, including, inter alia, all of the accounts receivable, inventories, lands and buildings, machinery and equipment, fixtures and other operating assets used in the operation of the DewEze division of Seller ("DewEze Division");

         WHEREAS, Buyer desires to acquire substantially all of the tangible and intangible assets pertaining to the DewEze Division of Seller and to assume only those certain debts, liabilities and obligations pertaining to the DewEze Division of Seller as specified herein, all in accordance with the terms and conditions hereof; and

         WHEREAS, Seller desires to sell substantially all of its tangible and intangible assets and to transfer only those certain debts, liabilities and obligations pertaining to the DewEze Division of Seller as specified herein, all in accordance with the terms and conditions hereof.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Purpose. The purpose of this Agreement is to set forth the terms of a sale and purchase of all of the assets of Seller relating to the conduct by Seller of its equipment manufacturing business owned and currently operated by Seller as the DewEze Division at 151 East Highway 160, Harper, Kansas 67058 ("Premises").

         2. Assets. Seller acknowledges and agrees that it owns certain personal property comprising the DewEze Division of Seller located at the Premises. Subject to the terms and conditions set forth herein, Seller agrees to sell, and Buyer agrees to purchase, the following assets:

                  All machinery, inventory, vehicles, equipment, furniture, fixtures, office equipment, office supplies, customer lists, mailing lists, plans, specifications, drawings, designs, know-how, marketing and production information, accounts, accounts receivable, agreements, contracts, leases, tools, licenses,

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                  patents, trademarks, service marks, trade names, approvals, authorizations, consents, orders, permits, prepaid expenses, deferred charges, deposits on real property leases, leasehold improvements, computer equipment, telephone numbers, the exclusive right of Buyer to represent itself as carrying on the business of Seller in continuation thereof, all books and records, and other personal property and intangible assets of Seller relative to the business at the Premises or used in the conduct of the business of Seller relative to the business at the Premises but held nominally by a third party all or a part of which are described in Exhibit "A" attached hereto and made a part hereof.

All of the above described assets including those described in greater detail in Exhibit "A" are hereinafter referred to as the "Assets." Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any contract, license, lease, agreement, commitment, sales order, purchase or any claim or right of any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of Seller or Buyer thereunder. Seller shall obtain, at Seller's expense, the consent of the other party to any of the foregoing to the assignment thereof to Buyer in all cases in which such consent is required for assignment or transfer.

         3. Excluded Assets. Notwithstanding anything contained in paragraph 2 herein or elsewhere in this Agreement to the contrary, the property listed in Exhibit "B" hereto is excluded from the Assets being purchased by Buyer from Seller ("Excluded Assets").

         4. Purchase Price. The purchase price for the Assets shall be (i) the sum of Two Hundred Thousand Dollars ($200,000) plus the Net Book Value as defined herein at Closing, subject to adjustment as set forth in paragraph 4.2, plus (ii) the assumption by Buyer of the Assumed Liabilities (as defined) (the "Purchase Price"). For purposes of this Agreement, the term "Net Book Value" shall mean the "net book value" of the Assets and the Assumed Liabilities, determined in accordance with generally accepted accounting practices and applied consistently in the manner historically calculated by Seller in its financial reporting to Owosso Corporation, including, without limitation, those items, principles, methodology and calculations presented in Schedule 4.1 attached hereto. Provided, for purposes of calculating Net Book Value, Assumed Liabilities shall also include Employer payroll taxes payable on unpaid vacation, holiday pay and commissions earned prior to the Closing.

                  4.1 Payment of Purchase Price. At Closing, Buyer shall pay to Seller an amount equal to Two Hundred Thousand Dollars ($200,000), plus the Net Book Value of the Assets as determined by Sellers' April 26, 1998, balance sheet ("April Balance Sheet") payable by wire transfer of immediately available funds to an account designated by Sellers and by delivery of a secured Promissory Note, attached hereto as Exhibit "C," in the principal amount of Seven Hundred Thousand Dollars ($700,000.00), collateralized by a second position subordinate to NationsBank, N.A., in the inventory and accounts receivable of Buyer ("Promissory Note").


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                  4.2   Adjustment to Purchase Price.

                  4.2.1 Closing Balance Sheet. Within thirty (30) days after the Closing Date, Buyer shall prepare a balance sheet for the Seller as of the Closing Date, excluding therefrom the Excluded Assets and/or Excluded Liabilities, if any (the "Closing Balance Sheet"), prepared on a basis consistent with the Seller's April Balance Sheet. Buyer shall provide Seller with a copy of the Closing Balance Sheet and a computation of the Net Book Value of the Seller as of the Closing Date, together with copies of all work papers underlying such computations of the Net Book Value, within such thirty (30) business days after the Closing Date.

                  4.2.2 Post-Closing Adjustment of Purchase Price. Following the Closing and subject to the provisions of paragraph 4.2.3 hereof, the Purchase Price shall be increased or reduced, as the case may be, by $1.00 for every $1.00 by which the Net Book Value, computed using the Closing Balance Sheet, is more than or less than the Net Book Value, computed using the April Balance Sheet. Reductions to the Purchase Price pursuant to this paragraph 4.2.2, if any, shall be due and payable from Seller (i) with respect to undisputed matters, within ten
          (10) business days following the Seller's receipt of the Closing Balance Sheet and (ii) if Seller disputes the information contained in the Closing Balance Sheet or Buyer's calculations based thereon, with respect to such disputed matters, ten (10) business days following the final resolution of the dispute as provided in paragraph 4.2.3 below. Increases to the Purchase Price pursuant to this paragraph 4.2.2, if any, shall be due and payable by Buyer (i) with respect to undisputed matters, within ten (10) business days following the Seller's receipt of the Closing Balance Sheet and (ii) if Seller disputes the information contained in the Closing Balance Sheet or Buyer's calculations based thereon, with respect to such disputed matters, ten
          (10) business days following the final resolution of the dispute as provided in paragraph 4.2.3 below.

                  4.2.3    Resolution of Dispute.
                           ---------------------

                           (i) As to any dispute, controversy or claim arising out of the terms of paragraph 4.2.2 of this Agreement, the parties shall, within 10 days of the initial notice of dispute, attempt to resolve in good faith any disputed item.

                           (ii) Any dispute, controversy or claim arising out of the terms of paragraph 4.2.2 of this Agreement, after the 10-day period set forth in (i) above, shall be finally resolved by arbitration. Arbitration shall be conducted by a nationally recognized firm of certified public accountants, mutually acceptable to Buyer and Seller. Arbitration under this paragraph shall be initiated by a written demand for arbitration specifying the controversy or claim on which arbitration is sought, as well as the relief requested. Service

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                           of the arbitration demand shall be effective if made
                           pursuant to the notification provisions contained in paragraph 36 of this Agreement.

                  The arbitration, including the rendering of the award, shall take place in Harper, Kansas, and shall be the exclusive forum for resolving such dispute, controversy or claim. For the purposes of this Arbitration, this Agreement shall be governed by the governing law described in paragraph 31. This arbitration agreement is intended by the parties to be self- executing. The arbitrators shall have sole jurisdiction to determine whether (i) a claim under this paragraph
         4.2.3 is subject to arbitration, (ii) the arbitration may proceed even if one of the parties refuses to attend or participate, and (iii) an award against that part may be ordered pursuant to default or otherwise by the arbitrators. The parties agree that they will arbitrate all claims agreed to be arbitrated herein, regardless of the existence of any related dispute, action or special proceeding between any or all of the parties hereto and/or any third part. The decision of the arbitrators shall be final and binding upon the parties hereto, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The prevailing party shall be entitled to recover its reasonable attorneys' fees and its share of the costs, as the arbitrators determine.

                  Notwithstanding anything to the contrary contained in this paragraph 4.2.3, a party shall have the right to institute judicial proceedings against another party or anyone acting by, through or under such other party in order to enforce the instituting party's rights hereunder through specific performance, injunction or similar equitable relief. Each party, accordingly, submits to the exclusive jurisdiction of the courts of the State of Kansas and the U. S. federal courts of Kansas for purposes thereof, Harper County, Kansas, shall be the venue for any such proceeding.

         5. Assumed Liabilities. At Closing, Buyer shall assume the certain debts, liabilities and obligations of Seller, if any, as described in Exhibit "D" attached hereto and made a part hereof and only those certain debts, liabilities and obligations to the extent and only in the amount the same shall be outstanding at Closing and listed in Exhibit "D" hereto. All of the debts, liabilities and obligations set forth in Exhibit "D" are hereinafter referred to collectively as the "Assumed Liabilities."

         6. Excluded Liabilities. Buyer shall not be obligated with respect to any liabilities, except to the extent that it constitutes a valid and legally enforceable claim against Seller. Except for the Assumed Liabilities specifically assumed by Buyer as set forth in paragraph 5 herein, Buyer is not assuming any other debts, liabilities or obligations of Seller including, without limitation, the debts, liabilities or obligations set forth in Exhibit "E" hereto. The debts, liabilities and obligations of Seller referred to in this paragraph 6 and set forth in Exhibit "E" which are not being assumed by Buyer as aforesaid are hereinafter referred to as the "Excluded Liabilities." Seller shall pay the Excluded Liabilities when due.

         7. Purchase Price Allocation. The Purchase Price shall be allocated as negotiated by the parties and as set forth in Exhibit "F" hereto. The Assumed Liabilities, if any, shall be allocated by Seller and Buyer based upon the individual debt, liability or obligation as determined upon the date of Closing. Seller and Buyer acknowledge that Exhibit "F" hereto is a proper allocation of the Purchase Price and of the Assumed Liabilities and that Seller and Buyer each agree that they will not

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take any position inconsistent with this allocation in preparing financial statements, tax returns, reports to stockholders, reports to general partners or governmental authorities or otherwise which relate to the transactions evidenced by this Agreement. Seller and Buyer shall agree to the allocations required under Section 1060 of the Internal Revenue Code of 1986, as amended, and Seller and Buyer will each file Internal Revenue Service Form 8594 reflecting the final agreed upon Purchase Price allocation.

         8. Bills of Sale/Assignments. At the Closing, Seller shall execute an Assignment or Bill of Sale relating to the Assets. Seller shall likewise assign to Buyer any necessary Certificates of Title, Certificates of Origin for the Assets and such other documents or instruments that Buyer reasonably believes are necessary to vest in Buyer good and marketable title in fee simple to the Assets. Subsequent to the Closing, Seller shall execute such other documents as may be reasonably required to vest in Buyer marketable title to the Assets and to consummate the transactions contemplated herein.

         9. Prorations. The prepaid expenses, deposits and other fees listed in
Schedule 9, relating to the business of Seller, shall be prorated as of the Closing Date and paid or credited ten (10) days after the Closing. The amounts of proration shall be set forth in the Post Closing Balance Sheet. Prorations shall include any deposits under any contracts and other agreements not refunded to Seller.

         With respect to real estate and personal property taxes and assessments accrued but unpaid on the Assets (other than those which are delinquent) proration shall be made as of the Closing, based upon most recent tax bills. Subsequent adjustment of such proration shall be made, if necessary, upon receipt of the actual tax bill for the current period. Any other proratable items that cannot be determined or estimated to the satisfaction of the parties prior to or on the Closing shall be prorated and payment made by the appropriate party as soon after the Closing as practicable.

         10. Closing. The closing of transactions contemplated hereby (the "Closing Date") shall be on July 24, 1998. Provided, the closing may be held at such other time and on such other date as the parties may mutually agree to in writing. Provided, further, the parties may mutually agree to extend the date for Closing for not in excess of thirty (30) days. The closing shall be held at the offices of Klenda, Mitchell, Austerman & Zuercher, L.L.C., 1600 Epic Center, 301 North Main, Wichita, Kansas 67202.

         11. Representations and Warranties of Seller. As the basis upon which this Agreement is made, Buyer hereby relies upon, and Seller hereby represents and warrants to Buyer as of the date of this Agreement and as of the date of Closing, as follows:

                  11.1 Organization Power; Standing and Qualification. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Pennsylvania, and has full corporate power and authority to carry on its businesses as it is now being conducted and to own and operate the Assets now owned and operated by it. Seller is duly qualified to do business and is in good standing in Pennsylvania and Kansas, the only jurisdictions where the failure to qualify or to be in good standing would have a material adverse effect upon its financial condition, the conduct of its business or the ownership of its property or the Assets.

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                  11.2 Power and Authority. Seller has the power and authority to execute, deliver and perform this Agreement. This Agreement is a valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors' rights generally.

                  11.3 Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not contravene any provision of the Articles of Incorporation or Bylaws of Seller; nor violate, be in conflict with or constitute a default under, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity or effectiveness of any agreement, contract, indenture, lease, or mortgage; or subject any property or asset of Seller to any indenture, mortgage, contract, commitment, or agreement, other than this Agreement, to which Seller is a party or any of its assets is bound; or violate any provision of law, rule, regulation, order, permit or license to which Seller is subject.

                  11.4 Real Property. Except as set forth in Schedule 11.4, there are no options, leases, conditional sales agreements, or similar arrangements respecting any real property presently owned of record or beneficially owned by Seller to be acquired hereunder.

                  11.5 Title to Assets. At the Closing, Seller has good, marketable and indefeasible title to all of the Assets, with the exception of (i) liens for taxes accrued but not yet payable; (ii) liens arising as a matter of law in the ordinary course of business, as to which there is no known default; and (iii) those certain security interests held by all creditors who are listed on Schedule 11.5. Except as set forth herein, none of the Assets, buildings, structures and appurtenances of Seller or the operation or maintenance thereof, as now operated and maintained, contravenes any applicable zoning ordinance or other administrative regulation or violates any restrictive covenant or any provision of law, the enforcement of which could in any respect interfere with the continued operation of the businesses of Seller in substantially the manner in which such business is presently being conducted or could reasonably be expected to have a material adverse effect on Buyer.

                  11.6 Absence of Undisclosed Liabilities. To the knowledge of Seller, it has no material liabilities or obligations except for (i) those reflected or reserved against (which reserves, to the knowledge of Seller, are adequate in all material respects) in its April 1998 financial statements of the DewEze Division ("Financial Statements");
         (ii) those incurred, consistent with past business practices, reasonably and in the ordinary course of its business, since April 26, 1998 (the "Financial Statement Date"); and (iii) those which are specifically disclosed in this Agreement or in a Schedule attached hereto. Seller does not know of any basis for the assertion against it as of the Financial Statement Date of any material liability not reflected or reserved against in the Seller's balance sheet as of such date or as disclosed by this Agreement.

                  11.7 Certain Tax Matters. To the knowledge of Seller, it has duly filed all federal, state and local tax returns and reports required to be filed by it and all taxes, including

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         income, gross receipt and other taxes and any penalties with respect thereto, due and payable, have been paid, withheld or reserved for or, to the extent that they relate to periods on or prior to the Financial Statement Date, are reflected as a liability on the Financial Statements. Seller has provided Buyer access to correct and complete copies of all federal, state and local income tax returns for the periods covered by the Financial Statements. Since the audit of the tax returns for the fiscal period ended October 27, 1996, the Seller's federal income tax liabilities have not been audited by the Internal Revenue Service. To Seller's knowledge, its federal income tax liabilities have been satisfied for all taxable years up to and including the taxable year ended October 26, 1997. Neither the Internal Revenue Service nor any state or local taxing authority has asserted that additional taxes are owed by Seller.

                  11.8 Litigation: Compliance with Laws. Except as set forth in
         Schedule 11.8 attached hereto, there is no suit, action, claim, arbitration, administrative or legal or other proceeding; or governmental or other investigation pending or, to Seller's knowledge, threatened against or affecting it, whether or not covered by insurance; nor, to the knowledge of Seller, does there exist any failure to comply with, nor any default under, any law, ordinance, requirement, regulation, or order applicable to Seller; nor any violation of or default with respect to any order, writ, injunction, judgment, or decree of any court or federal, state or local department, official, commission, authority, board, bureau, agency; or other instrumentality issued or pending against Seller which might have a material adverse effect on the financial condition, business, results of operations, properties, or assets of Seller or Buyer's purchase or ownership of the Shares. To the knowledge of Seller, it has obtained all permits, licenses, zoning variances approvals, and other authorization necessary for the complete operation of its business as presently operated, and there are none. To the knowledge of Seller, it has not made any illegal kickbacks, bribes or political contributions.

                  11.9 Employee Benefits. Schedule 11.9 lists all deferred compensation, pension, profit sharing, stock option, stock purchase, savings, group insurance and retirement plans, and all vacation pay, severance pay, incentive compensation, consulting, bonus and other employee benefit or fringe benefit plans or arrangement maintained by Seller (including health, life insurance and other benefit plans maintained for retirees). Said plans, including but not limited to all plans or programs that constitute "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), are sometimes collectively referred to in this paragraph as "Benefit Plans." Access to true and complete copies of all Benefit Plans, including any insurance contracts under which benefits are provided, as currently in effect has been provided to Buyer. Buyer has also been provided with access to a true and complete copy of the summary plan description, if any was required by ERISA to be prepared and distributed to participants, for each Benefit Plan. Except as set forth in Schedule 11.9:

                  11.9.1 Seller has no affiliates and has not at any time been a party to any pension plan or welfare benefit plan that is a "Multiemployer Plan" within the meaning of
                           Section 4001(a)(3) of ERISA.

                  11.9.2 To the knowledge of Seller, each Benefit Plan that provides medical benefits has been operated in compliance with all requirements of Sections 601

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                           through 608 of ERISA and either (i) Sections
                           162(i)(2) and (k) of the Code and regulations thereunder (prior to 1989) or (ii) Section 4980B of the Code and regulations thereunder (after 1988), relating to the continuation of coverage under certain circumstances in which coverage would otherwise cease.

                  11.9.3 Schedule 11.9 discloses, and separately indicates, each plan, fund or program maintained by Seller that provides post retirement medical benefits, post retirement death benefits or other post retirement welfare benefits. A copy of any written description of post retirement welfare benefits that has been provided to employees has been furnished to Buyer. A copy of each plan document, insurance contract or other written instrument providing for post retirement welfare benefits has been provided to Buyer, together with a description of any advance funding arrangement that has been established to fund post retirement welfare benefits.

                  11.9.4 To the knowledge of Seller, all contributions to, and payment from the Benefit Plans which may have been required to be made in accordance with the Benefit Plans and, when applicable, Section 302 of ERISA or
                           Section 412 of the Code, have been timely made. To the knowledge of Seller, all such contributions to the Benefit Plans, and all payments under the Benefit Plans, except those to form a trust qualified under
                           Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made are properly accrued and reflected on the pre-Closing Balance Sheet or are disclosed on Schedule 11.9. Except as disclosed on
                           Schedule 11.9, Seller has funded or will fund each Benefit Plan in accordance with its terms through the Closing, including the payment of applicable premiums on any insurance contract funding a Benefit Plan for coverage provided through the Closing.

                  11.9.5 To the knowledge of Seller, each Benefit Plan is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, including but not limited to the satisfaction of all applicable reporting and disclosure requirements under ERISA and the Code. Seller has filed or caused to be filed with the Internal Revenue Service annual reports on Form 5500 or 5500C and 5500R, as applicable, for each Benefit Plan for all years and periods for which such reports were required. To the knowledge of Seller, each of the Benefits Plans has been administered at all times, and in all material respects, in accordance with its terms except that in any case in which any Benefit Plan is currently required to comply with a provision of ERISA or of the Code, but is not yet required to be amended to reflect such provision, it has been administered in accordance with such provision.

                  11.9.6 To the knowledge of Seller, no "prohibited transaction," as defined in Section 406 of ERISA and
                           Section 4975 of the Code, has occurred in respect of any Benefit Plan which could give rise to any liability or tax under ERISA or the

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                           Code on the part of Seller, and no civil or criminal
                           action brought pursuant to part 5 of Title I of ERISA is pending or is threatened in writing or orally against any fiduciary of any such plan.

                  11.9.7 To the knowledge of Seller, all of the Benefit Plans which are pension benefit plans have received determination letters from the IRS to the effect that such plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, as amended through December 31, 1984; and no determination letter with respect to any Benefit Plan has been revoked nor, to the knowledge of Seller, has revocation been threatened, nor to the knowledge of Seller has any Benefit Plan been amended since the date of its most recent determination letter or application therefor in any request which would adversely affect its qualification or materially increase its cost and no Benefit Plan has been amended in a manner that would require security to be provided in accordance with
                           Section 401(a)(29) of the Code.

                  11.9.8 To the knowledge of Seller, there have been no statements or communications made or materials provided to any employee or former employee of Seller by any person (including any Affiliate or any employee, officer or director of any Affiliate) which provide for or could be construed as a contract or promise by Seller or any Affiliate to provide for any pension, welfare, or other insurance-type benefits to any such employee or former employee, whether before or after retirement, other than benefits under Benefit Plans set forth on Schedule 11.9, nor under the form of employment contracts.

                  11.10 Insurance. All inventories, machinery, equipment, buildings, improvements, and other tangible assets of the DewEze Division owned or leased by Seller are, and between the date hereof and the Closing Date will be, insured against fire and casualty under the policies and in the amounts and types of coverage set forth in Schedule
         11.10 attached hereto and such policies are, and between the date hereof and the Closing Date will be, outstanding and duly in force and the premiums thereon fully paid when and as the same are due and payable. Schedule 11.10 attached hereto is a true and correct schedule of all policies of fire, liability, and other forms of insurance, excluding the Benefit Plans listed in Schedule 11.10 attached hereto, pursuant to which Seller or its Assets are insured (whether or not held by Seller) or with respect to which Seller directly or indirectly pays all or part of the premium.

                  11.11 Proprietary Rights. To the knowledge of Seller, it owns, possesses, or lawfully uses all patents, patent applications, trademarks, trade applications, service marks, trade names, franchises, permits, copyrights, and similar intangible rights used in its business (collectively, the "Patents and Trademarks"), each of which is listed in Schedule 11.11 attached hereto, and those Patents and Trademarks designated in Schedule 11.11 are owned exclusively by Seller, are valid and enforceable, and, to the knowledge of Seller, none infringe (nor have any claim been made that there is any such infringement) the patents, trademarks, service marks, trade names, copyrights or similar intangible rights of others. Such franchises, licenses, permits, easements, rights and other authorizations will not be adversely affected by the transaction contemplated by this Agreement. Seller has no knowledge of any claim or

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         basis for any claim that it is or may be infringing on or otherwise acting adversely to the rights of any person under or in respect, of any patent, trademark, service mark, trade name, copyright, license, franchise, permit, or other intangible right. To the knowledge of Seller, except as provided in Schedule 11.11, it is not obligated or under any liability whatever to make any payments by way of royalties, fees, or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, trade name, copyright, or other intangible asset with respect to the use thereof, in connection with the conduct of its business, or otherwise.

                  11.12 Labor Disputes. Seller is not a party to any contract or other agreement with any labor union; and Seller is not experiencing or the subject of or threatened by any union organization campaign or any strike, slowdown, picketing, work stoppage, or other labor disturbance by any labor union or group of employees.

                  11.13 Contracts. Except for sales orders, purchase commitments, distributor agreements, marketing representative agreements, or any agreements listed in Schedule 11.13 hereto, there are no contracts applicable to the operation of the DewEze Division of Seller and to which Seller is a party and which fall into any of the following categories:

                           a) Contracts, separately or in aggregate, with any third party, involving an amount in excess of $100,000;

                           b) Contracts upon the same terms and conditions or based upon the same contract form, involving, in aggregate, an amount in excess of $100,000; or

                           c) Other contracts the non-performance of which could have a material, adverse effect on Seller.

All such contracts in the above categories have been made in the ordinary course of business. To the knowledge of Seller, it and each other party to any of the aforesaid documents has performed all material obligations required to be performed by it to date, and is not in default, under any such contract, agreement, commitment, lease, plan or indenture in the above categories, nor has an event occurred which with the passage of time or giving of notice or both will result in the occurrence of a default under any of the aforesaid documents.

                  11.14 Other Transactions. Except as disclosed on Schedule
         11.14 hereto, or otherwise disclosed to and approved by Buyer, Seller has not, since the Financial Statement Date, (a) operated its business except in the ordinary course of business, (b) incurred any debts, liabilities or obligations except in the ordinary course, (c) discharged or satisfied any liens or encumbrances, or paid any liens or encumbrances, or paid any debts, liabilities or obligations, except in the ordinary course of business, (d) mortgaged, pledged or subjected to lien or other encumbrance any of its assets, tangible or intangible, except in the ordinary course of business, (e) sold or transferred any of its tangible assets, or canceled any debts or claims, except, in each case, in the ordinary course of business, or (f) suffered any extraordinary losses or waived any rights of substantial value.

                  11.15 Product Liability Claims. Seller has delivered to Buyer a narrative of incidents, events and claims under all policies of product liability insurance relating to Seller. Seller is an insured under all policies of insurance relating to product liability listed on
         Schedule 11.15 for and against covered claims for product liability based on events occurring prior to the Closing Date, which insurance coverage Seller covenants to continue in effect, listing Buyer as an additional insured thereunder, after the Closing Date for a period of seven (7) years.

                  11.16 No Changes. Since April 26, 1998, and except as disclosed to Buyer in writing as soon as any such events have occurred, there has not been any materially adverse change in the financial or other condition, assets, liabilities or business of Seller, except changes described in Schedule 11.16 hereto, none of which individually or in the aggregate has been materially adverse to Seller.

                  11.17 Veracity of Statements. No representation or warranty by Seller contained in this Agreement and no statement contained in any certificate or Schedule or other instrument furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact.

                  11.18 Accounts Receivable. Except to the extent of the reserve for bad debts shown on the balance sheet of Seller as of the Financial Statement Date, all of the accounts receivable of Seller constitute valid receivables, have been incurred in the ordinary course of business and, to the knowledge of Seller, are not subject to any setoff or counterclaim. No part of such accounts receivable is contingent upon performance by Seller of any obligation and no agreements for deductions or discounts have been made with respect to any part of such receivables.

                  11.19 Hazardous Substances. Except as listed on Schedule 11.19, to the knowledge of Seller: (i) none of the Assets has been used for the manufacture, storage, transportation, deposit, disposal, treatment, handling, production, processing or recycling of toxic, dangerous or hazardous substances nor is there any tank or facility for the storage of hazardous substances located on or in the Assets; (ii) there are no asbestos materials on or in the Assets creating, or likely to create, a hazardous condition; (iii) there is not now nor has there been any activity on or in the Assets which would subject the Seller or the Buyer to liens, damages, penalties, injunctive relief or cleanup costs under any federal, state or local law, or under any civil action respecting hazardous substances. To the knowledge of Seller, no portion of the Assets constitutes any of the following "environmentally sensitive areas": (1) a wetland or other "water of the United States" for purposes of Section 404 of the Federal Clean Water Act, 33 U.S.C. ss.1344, or any similar area regulated under any state law; (2) a 100-year floodplain; or (3) a portion of the coastal zone for purposes of the federal Coastal Zone Management Act, 16 U.S.C. ss.ss.1451-1464. To the knowledge of Seller, the Assets are free from the presence of unacceptable levels of radon gas or the presence of the radioactive decay products of radon. A "hazardous substance" shall mean that term as defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.9601, et sea., as amended, and dangerous, regulated toxic or hazardous substances or similar terms under any other applicable state, federal or local law and any regulations thereunder.

         12. Representations and Warranties of Buyer. As the basis upon which this Agreement is made, Seller hereby relies upon, and Buyer hereby represents and warrants to Seller, as of the date of this Agreement and as of the date of Closing as follows:

                  12.1 Power and Authority. Buyer has full power and authority to enter into this Agreement and to perform all of Buyer's covenants and undertakings herein set forth. This Agreement is a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally.

                  12.2 Conflict With Authority; Bylaws, Etc. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby in the manner herein provided will violate, be in conflict with, constitute a default under, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity, and effectiveness of any lease, license, permit, authorization, or approval applicable to Buyer; or violate any provision of law, rule, regulation, order, or permit to which Buyer is subject.

                  12.3 Financing. Buyer has all funds or has preliminary commitments from financing sources as to the provision of funds, as necessary to pay the Purchase Price and related fees and expenses; and Buyer will have the financial capacity to perform all of its other obligations under this Agreement and the closing documents to be executed hereunder at the Closing.

         13.      Seller's Activities Prior to Closing.
                  ------------------------------------

                  13.1 Operation of Business. To the extent such matters are not otherwise the responsibility of the local management of Seller, prior to the Closing Date, Seller will make all reasonable effort to conduct its business only in the ordinary course; to maintain the Assets in good condition and repair and to use best efforts to preserve its business organization intact; to keep available to Buyer the services of Seller's employees and other representatives; and to preserve for the benefit of Buyer the goodwill of Seller's suppliers, customers and others having business relations with Seller.

                  13.2 Access to Information. To the extent that any information is not located at the Premises, Seller will cooperate fully with Buyer; and shall provide Buyer and its accountants, counsel and other representatives, during normal business hours, full access to the books, records, equipment, real estate, contracts and other assets of Seller; and full opportunity to discuss Seller's business, affairs and Assets with its officers, employees and independent accountants; and furnish to Buyer and its representatives copies of such documents, records and information with respect to the affairs of Seller as Buyer or its representatives may reasonably request. In addition to the foregoing right of access and information, Buyer may designate on-site observers of the business and operations of Seller, which observers shall be permitted such access to Seller's business and operations as Buyer may reasonably request and shall be fully informed by it concerning all of its assets, operation and business affairs. Buyer and Seller shall hold, and shall cause their respective financing sources, counsel, accountants and other agents and representatives to hold, all such information and documents in confidence and shall not disclose any such information to any person or entity, absent the prior written consent of the disclosing party or as required by applicable law.

                  13.3 Best Efforts. Subject to the other provisions of this Agreement, Seller will use its best efforts to cause the conditions listed in paragraph 13 hereof to be satisfied on the Closing Date.

         14. Conditions to Obligation of Buyer to Close. The obligation of Buyer to consummate the transaction contemplated under this Agreement on the Closing Date shall be subject to the satisfaction or the waiver by Buyer of the following conditions on or prior to the Closing Date:

                  14.1 Financing. Buyer, at its own expense, shall have obtained on terms satisfactory to it financing for its purchase of the Assets. Buyer shall use its best efforts to obtain such funding for the purchase of the Assets as expeditiously as possible.

                  14.2 Representations and Warranties; Compliance with Agreement. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Seller shall have performed all covenants and agreements to be performed by it under this Agreement on or prior to the Closing Date. Provided, Buyer shall not be excused from consummating the transaction contemplated by this Agreement to the extent Buyer knew any such representation or warranty was false at the time of execution of this Agreement.

                  14.3 Opinion of Counsel for Seller. Pepper Hamilton LLP, counsel for Seller, shall have delivered to Buyer their favorable opinion, dated the Closing Date.

                  14.4 Warranty Deed/Title Policies. Seller shall have executed and delivered to Buyer a warranty deed covering the facility located at the Premises in the form and substance acceptable to Buyer and shall have delivered to Buyer an Owner's Policy of title insurance, written by a title insurance company acceptable to Buyer on ALTA Form (10-17-92), which title insurance policy shall contain ALTA 3.1 zoning endorsements and access endorsements and the costs of which shall be borne equally by Seller and Buyer.

                  14.5 Litigation Affecting Closing. On the Closing Date, no proceeding shall be pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

                  14.6 Required Consents. The parties to any material contract, commitment or agreement to which Seller is a party; any governmental agency or body or any other person, firm or corporation which owns or has authority to grant any franchise, license, permit, easement, right or other authorization necessary for the business or operations of Seller; and any governmental body or regulatory agency having jurisdiction over Buyer or Seller, to the extent that their consent or approval is required under the pertinent debt, lease, contract, commitment or agreement or other document or instrument or under applicable laws, rules or regulations for the consummation of the transaction contemplated hereby in the manner herein provided, shall have granted such consent or approval. Seller does represent and Buyer does acknowledge the accuracy of the same that all such parties, agencies, bodies, persons, firms and corporations are set forth on the attached Schedule 14.6.

                  14.7 No Material Damage to Business. The assets, properties and business of Seller shall not have been and shall not be threatened to be materially adversely affected in any way as a result of fire, explosion, earthquake, disaster, accident, labor dispute, any action by any governmental authority, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces or act of God or public enemy;

                  14.8 Approval of Buyer; Corporate Matters. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved by Buyer, in the exercise of its reasonable judgment, and Buyer or its counsel shall have been furnished with certified copies, satisfactory in form and substance to Buyer in the exercise of its reasonable judgment, of all such corporate records of Seller and of the proceedings of such persons authorizing its execution, delivery and performance of this Agreement as Buyer shall reasonably require.

                  14.9 Industrial Revenue Bonds. On the Closing Date, Seller shall have provided for the defeasance of those certain $1,500,000 City of Harper, Kansas, Industrial Revenue Bonds (DewEze Manufacturing, Inc.) Series 1993, including the funding thereof, as provided for under the terms of the applicable indenture, provided, that the City of Harper shall have first delivered to Seller its waiver of the right to call the bonds or otherwise exercise any other rights solely by virtue of Seller having previously delivered its notice of intent to defease such bonds and failed to do so by reason of the closing not occurring.

                  14.10 Bonuses. On or prior to the Closing Date, Seller shall pay all accrued bonuses owed to its employees and timely deposit with the appropriate taxing authority all applicable FICA and related payroll taxes applicable to such bonuses.

                  14.11 Resolutions. On the Closing Date, Seller shall have delivered to Buyer certified copies of resolutions of the board of directors and stockholders of Seller, authorizing the transactions contemplated herein.

                  14.12 Certificate. On the Closing Date, the president of Seller shall have executed and delivered to Buyer a certificate dated the Closing Date, certifying that the conditions set forth in paragraphs 14.2 and 14.9 of this Agreement have been fulfilled.

                  14.13 MIS Agreement. On or prior to the Closing Date, Seller and Buyer shall have entered into an agreement whereby Seller shall provide Buyer with use of its management information and accounting system for a period of not more than six (6) months following the Closing.

                  14.14 Subordination Agreement. On or prior to the Closing Date, Seller and NationsBank, N.A., shall have executed a Subordination Agreement, acceptable to both NationsBank, N.A., and Seller, with respect to the obligations of Buyer as evidenced by the Promissory Note and Buyer's obligations under the accounts receivable and inventory financing to be provided by NationsBank, N.A.

                  14.15 Execution of Additional Documents. On or prior to the Closing Date, Seller and Buyer shall have executed and delivered a Security Agreement mutually acceptable to the parties, collateralizing a second position in the inventory to accounts receivable of Seller, along with the Promissory Note.

         15. Conditions to Obligation of Seller to Close. The obligation of Seller to consummate the transaction contemplated under this Agreement on the Closing Date shall be subject to the satisfaction or the waiver by Seller of the following conditions on or prior to the Closing Date.

                  15.1 Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Buyer shall have delivered to Seller a certificate to such effect, dated the Closing Date, which certificate shall be in form and substance satisfactory to Seller and its counsel.

                  15.2 Compliance with Agreement. Buyer shall have performed all covenants and agreements to be performed by it under this Agreement on or prior to the Closing Date and shall have delivered to Seller a certificate dated the Closing Date and signed on behalf of Buyer to such effect and to the effect that the transactions contemplated by this Agreement were duly authorized by all necessary action on the part of Buyer, which certificate shall be in form and substance satisfactory to Seller.

                  15.3 Opinion of Counsel of Buyer. Klenda, Mitchell, Austerman & Zuercher, L.L.C., counsel for Buyer, shall have delivered to Seller their opinion, dated the Closing Date.

                  15.4 Litigation Affecting Closing. On the Closing Date, no proceeding shall be pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transaction contemplated hereby, and no investigation that might eventuate in any such suit, action or proceeding shall be pending or threatened.

                  15.5 Approval of Seller: Corporate Matters. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by Seller, in the exercise of their reasonable judgment, and Seller shall have been furnished with certified copies, satisfactory in form and substance to Seller in the exercise of their reasonable judgment, of all such records of Buyer and Seller and of the proceedings of Buyer and Seller authorizing their execution, delivery and performance of this Agreement as Seller shall reasonably require.

                  15.6 Resolutions. On the Closing Date, Buyer shall have delivered to Seller certified copies of resolutions of the board of directors and stockholders of Buyer, authorizing the transactions contemplated herein.

         16. Termination. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

                  (a)      by mutual written consent of Seller and Buyer;

                  (b) by Seller, if any of the conditions set forth in paragraph 15 hereof shall have become incapable of fulfillment and shall not have been waived by Seller;

                  (c) by Buyer, if any of the conditions set forth in paragraph 14 hereof shall have become incapable of fulfillment and shall not have been waived by Buyer; or

                  (d) by either party hereto, if the Closing does not occur on or prior to September 1, 1998.

         17.      Indemnification.
                  ---------------

                  17.1 By Seller. To the extent and in the manner herein provided, Seller shall indemnify and hold harmless Buyer from and against any and all damages, losses, obligations, deficiencies, liabilities, claims, encumbrances, penalties, costs, and expenses, including reasonable attorneys' fees, which Buyer may suffer or incur, resulting from, related to, or arising out of (i) any misrepresentation, breach of warranty or nonfulfillment of any of the covenants of Seller in this Agreement or from any misrepresentation in or omission from any schedule to this Agreement, certificate, financial statement, or from any other document furnished or to be furnished to Buyer hereunder; (ii) any Excluded Liabilities; or (iii) any claims based upon alleged injuries to persons, property or business by reason of alleged defectiveness, improper design, or manufacture or malfunction or otherwise of any product manufactured by Seller and any and all actions, suits, investigations, proceedings, demands, assessments, audits, judgments, and claims (including employment-related claims) arising out of the foregoing even though such proceeding or claim may not be filed until after the Closing Date. Notwithstanding the foregoing, the parties acknowledge and agree that Buyer shall not be entitled to indemnification for a breach of a representation and/or warranty on the part of Seller which Buyer knows to be false when made.

                  17.2 By Buyer. From and after the Closing Date, Buyer agrees to indemnify and hold harmless Seller from and against any and all damages, losses, obligations, deficiencies, liabilities, claims, encumbrances, penalties, costs, and expenses, including reasonable attorneys' fees, which Seller may suffer or incur, resulting from, related to, or arising out of (i) any misrepresentation, breach of warranty, or nonfulfillment of any of the covenants or agreements of Buyer in this Agreement; (ii) from any misrepresentation in or omission from any certificate or document furnished or to be furnished to Seller hereunder; (iii) any Assumed

         Liabilities; or (iv) any and all suits, actions, investigations, proceedings, demands, assessments, audits, judgments, and claims arising out of any of the foregoing.

                  17.3 Notice. Promptly after acquiring knowledge of any damage, loss, deficiency, liability, claim, encumbrance, penalty, cost, expense, action, suit, investigation, proceeding, demand, assessment, audit, judgment, or claim against which Seller has indemnified Buyer or against which Buyer has indemnified Seller, or as to which either Buyer or Seller (herein, a "Party") may be liable, Seller or Buyer, as the case may be, shall give to the other Party written notice thereof. Each indemnifying Party shall, at its own expense, promptly defend, contest or otherwise protect against any damage, loss, deficiency, liability, claim, encumbrance, penalty, cost, expense, action, suit, investigation, proceeding, demand, assessment, audit, judgment, or claim against which it has indemnified an indemnified Party, and each indemnified Party shall receive from the other Party all necessary and reasonable cooperation in said defense including, but not limited to, the services of employees of the other Party who are familiar with the transactions out of which any such damage, loss, deficiency, liability, claim, encumbrance, penalty, cost, expense, action, suit, investigation, proceeding, demand, assessment, audit, judgment, or claim may have arisen. The indemnifying Party shall have the right to control the defense of any such proceeding unless it is relieved of its liability hereunder with respect to such defense by the indemnified Party. The indemnifying Party shall have the right, at its option, and, unless so relieved, to compromise or defend, at its own expense by its own counsel, any such matter involving the asserted liability of the indemnified Party. In the event that the indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the indemnified Party of its intention to do so. In the event that an indemnifying Party, after written notice from an indemnified Party, fails to take timely action to defend the same, the indemnified Party shall have the right to defend the same by counsel of its own choosing, but at the cost and expense of the indemnifying Party.

                  17.4 Limitation on Indemnification. Seller shall have no liability with respect to paragraph 15.1, unless the aggregate amount of the damages and losses to Buyer from all claims finally determined to arise under this Agreement exceed an aggregate amount equal to $25,000; and, in such event Seller shall be required to indemnify for losses relating back to the first dollar in excess of $10,000. Provided that, except for claims arising out of a breach of the representations set forth in paragraph 11.9 and for claims based on an allegation of fraud, the aggregate amount which Seller shall be obligated to expend hereunder shall not exceed an amount equal to the Purchase Price.

         18. Employee Matters. Notwithstanding anything to the contrary contained herein, the following shall apply with respect to employment matters:

                  18.1 Termination of Seller's Employee Welfare Benefit Plans. As of the Closing Date, all employees of Seller shall cease to be covered by any employee welfare benefit plans maintained by Seller, including, without limitation, plans, programs, policies and arrangements which provide medical and dental coverage, life and accident insurance, disability coverage and vacation and severance pay (collectively, "Welfare Plans"). With respect to claims under Seller's Welfare Plans, Seller shall retain responsibility for all Welfare Plan claims, whenever made, by employees of Seller (i) under any medical, dental or health plan with respect to an injury or occupational disease identifiably sustained prior to the Closing Date, and (ii) incurred under any life insurance plans with respect to deaths occurring on or after the Closing Date. Buyer shall be responsible for any claims which occurred on or after the Closing Date with respect to the employees, arising under any welfare plan established or maintained by Buyer.

                  18.2 Workers' Compensation. With respect to claims under workers' compensation coverage, Seller shall be responsible for injuries and occupational diseases identifiably sustained by Seller's employees prior to the Closing Date; and Buyer shall be responsible for injuries and occupational diseases identifiably sustained by the employees on and after the Closing Date.

                  18.3 Employment of Employees at Closing. On the Closing Date, Buyer will offer to employ substantially all of the employees at comparable compensation levels and on substantially the same terms and conditions of employment in effect as of the Closing Date.

         19. Products Liability. With respect to products liability claims, other than warranty claims, Seller shall be responsible for all such claims with respect to products manufactured by Seller prior to the Closing Date. Buyer shall be responsible for all products liability claims for products manufactured after the Closing Date.

         20. Warranty Claims. With respect to "warranty claims," Buyer shall be responsible for any claims made after the Closing Date. For purposes of this Agreement the term "warranty claims" shall mean claims seeking return, replacement and/or repair of products pursuant to express warranties extended by Seller to its customers prior to the Closing, pursuant to either product warranties extended by Seller or warranties implied by law.

         21. Non-warranty Running Gear Repair Program. Purchaser agrees to reimburse Seller, upon receipt of written invoice, in an aggregate amount of up to One Hundred Sixty Two Thousand Dollars ($162,000) for all direct repair expenses incurred by Seller in performing a non- warranty based running gear repair program to reinforce and strengthen the front running gear by the use of welded rectangular gussets of all running gear model numbers 1689, 2089, and 2589 produced prior to the Closing by Seller. Seller agrees to notify all distributors who, in accordance with Seller's business records. have marketed the products prior to the Closing and to use its best efforts to accomplish all such repair work by no later than December 31, 1998.

         22. Survival of Representations and Warranties. All representations and warranties made by Seller and Buyer in this Agreement or pursuant hereto shall survive the Closing hereunder for a period of five (5) years with respect to representations and warranties concerning taxes, for a period of ten (10) years with respect to representations and warranties concerning environmental matters and for a period of one (1) year for all other representations and warranties.

         23. Non-Competition. For a period of three (3) years from the date of this Agreement, Seller shall not act, either individually or in partnership, or jointly or in conjunction with any other person or business entity as principal, agent, stockholder, officer, director, employee, consultant, independent contractor, owner, member, partner, holder, advisor or in any other manner whatsoever, directly or indirectly, carry or be engaged in or be concerned with or interested in or advise, manage, own, participate in, encourage, support, lend money to, guarantee the debts or obligations of or permit Seller's name to be used or employed by any person engaged in or concerned with or interested in the business of manufacturing commercial mowing, bale handling or turf maintenance equipment or vehicle mounted hydraulic systems; provided, however, Seller may have a one percent (1%) or less stock ownership in a publicly traded company engaged in the business of Seller; provided, further, Seller may, nevertheless, sell components and accessories to whomsoever.

         24. Conduct of Seller and Buyer after Closing. Buyer and Seller will cooperate upon and after the Closing Date in effecting the orderly transfer of the operations of Seller to Buyer. Without limiting the generality of the foregoing, Seller shall, if deemed necessary by Buyer, use its best efforts to cause the United States government, and every agency and department and instrumentality thereof, to agree with Seller to have contracts between each of them and Seller novated in the name of Buyer, and to the execution of appropriate documents thereto. In addition, after the Closing Date, at the request of either Party and at the requesting Party's expense, but without additional consideration, the other Party shall execute and deliver from time to time such further instruments of assignment, conveyance and transfer, shall cooperate in the conduct of litigation and the processing and collection of insurance claims, and shall take such other actions as may reasonably be required to convey and deliver more effectively to Buyer the Assets or to confirm and perfect the Buyer's title to the Assets, and otherwise to accomplish the orderly transfer of ownership of the Assets to Buyer and the business assets and operations of Seller as contemplated by this Agreement.

         25. Fees and Expenses. Seller and Buyer agree to bear their own expenses for any and all attorneys' fees and other costs involved in the preparation or negotiation of this Agreement and any other documents relating to the implementation and consummation of this transaction.

         26. Brokerage: Expenses. Neither of the Parties has employed or will employ any broker, agent, finder, or consultant or has incurred or will incur any liability for any brokerage fees, commissions, finders' fees, or other fees, in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

         27. Taxes. Seller shall pay any and all applicable local, city, county, state and/or federal sales, documentary, use, filing, transfer and other taxes payable as a result of the transfer of the Assets.

         28. Entire Agreement; Amendments. This Agreement constitutes the entire understanding among the Parties with respect to the subject matter contained herein and supersedes any prior understandings and agreements among them respecting such subject matter. This Agreement may be amended, supplemented, and terminated only by a written instrument duly executed by all of the Parties.

         29. Waiver. At any time prior to the Closing, the parties hereto may be mutual agreement (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and/or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing, signed by both parties hereto.

         30. Counterparts and Facsimile Signatures. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures of the parties hereto shall be binding.

         31. Headings. The headings contained in this Agreement are for convenience and reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         32. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas. Any legal action brought to enforce or construe this Agreement shall be brought in the courts located in Harper County, Kansas; and Seller and Buyer hereby agree to the jurisdiction of such courts and agree that they will not invoke the doctrine of forum non conveniens or other similar defenses.

         33. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         34. Gender; Number. Words of gender may be read as masculine, feminine, or neuter, as required by context. Words of number may be read as singular or plural, as required by context.

         35. Exhibits and Schedules. Each Exhibit and Schedule referred to herein is incorporated into this Agreement by such reference.

         36. Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability will not affect any other provision hereof. This Agreement shall, in such circumstances, be deemed modified to the extent necessary to render enforceable the provisions hereof.

         37. Notices. All notices hereunder shall be deemed giving if in writing, delivered personally or sent by registered mail or certified mail, return receipt requested, to the parties at the following addresses or at such other addresses as shall be specified by like notice:

            If to Buyer, to:   Harper Industries, Inc.
                               151 East Highway 160
                               Harper, Kansas 67058
                               Attention: Tim Penner, President
                               Telecopy No.:  (316) 896-7129

            With a copy to:    Klenda, Mitchell, Austerman & Zuercher, L.L.C.
                               1600 Epic Center
                               301 North Main
                               Wichita, Kansas 67202
                               Attention:  Michael R. Biggs, Esquire
                               Telecopy No.: (316) 267-0333


            If to Seller to:   DewEze Mfg., Inc.
                               2200 Renaissance Boulevard, Suite 150
                               King of Prussia, Pennsylvania
                               Attention: George B. Lemmon, Jr.
                               Telecopy No.: (610) 275-5122

            With a copy to:    Pepper Hamilton LLP
                               3000 Two Logan Square
                               Eighteenth and Arch Streets
                               Philadelphia, Pennsylvania 19103
                               Attention: Elam M. Hitchner, III
                               Telecopy No.: (215) 981-4750

Any notice given by mail shall be effective two days after deposit in the United States mail. Any notice given by facsimile or overnight delivery shall be effective upon the day after transmission or deposit.

         38. Public Announcements. The parties agree that all statements and/or public announcements, including those to the media, concerning this transaction shall be subject to the parties mutual written approval.

         39. No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their successors and assigns, and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

         40. Definition of Knowledge. Wherever the representations and warranties of paragraph 11 hereof are limited by knowledge, knowledge shall mean actual knowledge, obtained after reasonable inquiry, consisting of the review of records of Seller considered pertinent and discussions with key employees and officers of Seller considered necessary in order to refresh the recollection of Seller as to Seller and its affairs, and focus the attention of the Seller on pertinent facts relevant to the representations and warranties. As to Buyer, it is acknowledged that the actual knowledge of Mr. Tim Penner and/or Ms. Rita Polsley shall be attributed to Buyer.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                    HARPER INDUSTRIES, INC.


                                    By /s/ Tim Penner
                                       --------------------------------------
                                       Tim Penner, President

                                             "Buyer"

                                    DEWEZE MFG., INC.


                                    By /s/ George B. Lemmon
                                       --------------------------------------
                                       George B. Lemmon, Jr., Vice President

                                             "Seller"

                         LISTS OF EXHIBITS AND SCHEDULES
                         -------------------------------

EXHIBITS
--------
A        Assets
B        Excluded Assets
C        Promissory Note
D        Assumed Liabilities
E        Excluded Liabilities
F        Purchase Price Allocation


SCHEDULES
---------
4.1      Net Book Value Calculation Principles
9        Prepaid Expenses, Deposits and Other Fees
11.4     Real Property
11.5     Secured Creditors
11.8     Litigation
11.9     Employee Benefits
11.10    Insurance
11.11    Patents and Trademarks
11.13    Contracts
11.14    Other Transactions
11.15    Product Liability Insurance
11.16    Changes in Events
11.19    Hazardous Substances
14.6     Required Consents and Authorizations

                                                                Exhibit A


                                     ASSETS


Current Assets including but not limited to:
--------------------------------------------
o Accounts Receivable Trade less reserve for Bad Debt
o Accounts Receivable - Other
o Inventory, which includes: Stock Room/Raw Material, Work in Process, Finish Goods, Less Reserve for Obsolete Inventory
o Prepaid Expenses and Other
o An amount equal to one-half of the Deferred Bond Issuance Cost, less amortization, in the approximate amount of $22,000.00

Other Assets including but not limited to:
------------------------------------------
o Patents, Designs, less Amortization
o Goodwill less Amortization Goodwill

Property, Plant and Equipment
-----------------------------
o Land and Improvements
o Building and Improvements
o Machinery and Equipment
o Automobiles, Trucks and Trailers
o Tools, Dies and Fixtures
o Construction in Progress
o Less Accumulated Depreciation

                                                                   Exhibit B
                                 EXCLUDED ASSETS


o Cash on Hand and Restricted Cash

o Accounts Receivable - Interco

o Deferred Tax Asset (short term and long term)

o Deferred Tax Valuation (short term and long term)

o Non-Compete less Amortization Non-Compete

o One-half of the Deferred Bond Issuance Cost, less amortization, in the approximate amount of $22,000.00

o Investment Parker (a.k.a. Parker Industries), including U.S. Patent No. 5,538,388, issued July 23, 1996 and relating to a grain cart equipped with independent hydraulically driven discharge augers.

                                                                    Exhibit C

                                 PROMISSORY NOTE
                                 ---------------

$700,000.00                                                    Harper, Kansas
                                                                July 24, 1998

      FOR VALUE RECEIVED, HARPER INDUSTRIES, INC., a Kansas corporation, ("Maker") hereby promises to pay to OWOSSO CORPORATION, a Pennsylvania corporation, ("Holder") the principal sum of Seven Hundred Thousand Dollars ($700,000.00) plus interest thereon until October 31, 2001 at the rate of nine percent (9.0%) per annum; thereafter until October 31, 2002 at the rate of twelve percent (12.0%) per annum; thereafter until October 31, 2003 at the rate of thirteen percent (13.0%) per annum; thereafter until October 31, 2004 at the rate of fourteen percent (14.0%) per annum; and thereafter until maturity at the rate of fifteen percent (15.0%). Any overdue principal installment under this Note shall bear interest, to the extent permitted by law, at a rate equal to eighteen percent (18%). Principal shall be payable in quarterly installments as follows:


                  2001       2002       2003        2004        2005
January 31       $25,000    $37,500    $37,500     $37,500     $37,500
April 30         $25,000    $37,500    $37,500     $37,500     $37,500
July 31          $25,000    $37,500    $37,500     $37,500     $37,500
October 31       $25,000    $37,500    $37,500     $37,500     $37,500

Interest shall be payable quarterly in arrears, commencing on January 31, 1999, and thereafter on the 31st day of each succeeding January through October 31, 2005. (The above-described principal and interest payments are referred to as the "Minimum Note Payments.")

      In addition to the Minimum Note Payments, and provided that such additional payments will not result in the breach of any financial covenants to which Maker may be subject to with regard to any financing with NationsBank, N.A., Maker shall remit to Holder by no later than January 31st of each year, commencing January 31, 2000 ("Additional Note Payment Date") through the term of the Note an additional payment of principal in an amount equal to one half (50%) of the Excess Cash Flow of Maker. For purposes of this Note, the term "Excess Cash Flow" shall mean an amount equal to the sum of: (i) the sum of (A) the net income (exclusive of extraordinary items) of Maker for the fiscal year ending the preceding October, as reflected on Maker's audited financial statements for that fiscal year; plus (B) depreciation, amortization and other non-cash charges which were deducted in computing Marker's net income for such fiscal year; plus
(C) an amount equal to any decrease in the amount of inventory and/or accounts receivable in comparison to the then prior fiscal year less an amount equal to
(ii) the sum of (A) the Minimum Note Payments which were both payable and paid during such fiscal year and any required principal payments of Maker which were both payable and paid pursuant to its outstanding debt obligations, including, without limitation, the payment required pursuant to the City of Harper, Kansas, Industrial Revenue Bonds (Harper Industries, Inc.) Series A, 1998, ("Bonds") during such fiscal year; plus (B) an amount, not to exceed One Hundred Thousand Dollars ($100,000), equal to all capital expenditures during such fiscal year not funded by the Bonds; plus (C) an amount equal to Two Hundred Fourteen Thousand Two Hundred Eighty-Five Dollars ($214,285.00); plus (D) an amount equal to any increase in the amount of Maker's inventory and/or accounts receivable at the end of such fiscal year versus the corresponding amount for the prior fiscal year. Additional Note Payments shall be applied to the prepayment of principal hereunder in the inverse order of the maturities set forth above without premium.

      From time to time the maturity date of this Note may be extended or this Note may be renewed, in whole or in part, and the Holder, from time to time, may waive any guaranty given for the benefit of the Holder securing the payment of this Note; but no such occurrence shall in any manner effect, limit, modify or otherwise impair any rights or guaranty of the Holder not specifically waived, released or surrendered in writing, nor shall any maker, guarantor, endorser or any person who is or might be liable hereon, either primarily or contingently, be released from such liability by reason of the occurrence of any such events.

      If Maker shall fail to make any payment of principal of or interest due to Holder under this Note as and when due, unless such failure to make payment is not cured within five (5) days after Maker's receipt of written notice from Holder of such default, the entire sum of the principal and accrued interest payable hereunder, shall immediately become due and payable at the option of the Holder, and the Holder shall have the right to proceed immediately to enforce the rights of the Holder for the entire amount of this Note without any notice to the Maker or any other act by the Holder and without presentment, demand, protest, notice of intent to accelerate or any other notice of any kind, all of which are hereby waived by Maker. Provided, enforcement of Holder's rights hereunder is subject to the terms and conditions of a certain Subordination Agreement in the favor of NationsBank, N.A., of even date herewith.

      Holder shall be entitled to recover from Maker all costs of enforcement of its rights under this Note, including, without limitation, costs of collection and attorneys fees.

      This Note shall be secured by a second priority security interest in all now existing or hereafter acquired inventory and accounts receivable of Maker.

      Each payment shall first be applied to interest and then principal. At any time prepayment in full or in part may be made at any time without penalty or fee, in which event such prepayment shall be applied to the payments last due.

      This Note may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. This Note shall extend to, and be binding upon the Maker and the Holder, and their respective heirs, personal representatives, successors and permitted assigns.

      In the event that a voluntary case is commenced by, or an involuntary case is commenced against the Maker seeking liquidation, reorganization or other relief with respect to the Maker's debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, this Note (together with accrued interest thereon), without any notice to the Maker or any other act by the Holder, shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice of any kind, all of which are hereby waived by the Maker.

      This Note is governed by and shall be construed in accordance with the laws of the State of Kansas.

      The Maker, endorsers, and all parties to this Note and all who may become liable for same, jointly and severally, waive presentment for payment, protest, notice of protest, notice of non-payment of this Note, demand and all legal diligence in enforcing collection, and hereby expressly agree that the lawful owner or holder of this Note may defer or postpone collection of the whole or any part thereof, either principal and/or interest, or may extend or renew the whole or any part thereof, either principal and/or interest, or may accept collateral for security for the payment of this Note, or may release the whole or any part of any collateral security and/or liens given to secure the payment of this Note or may release from liability on account of this Note the Maker, endorsers and/or other parties thereto, all without notice to them or any of them; and such deferment, postponement, renewal, extension, acceptance of additional collateral or security and/or release shall not in any way affect or change the obligation of any such maker, endorser, or other party to this Note, or of anyone who may become liable for the payment thereof.

      No liability shall arise against any holder or holders hereof from any act, or the omission of any act, pertaining to the collection of, or failure to collect, any collateral which said holder or holders may hold to secure this obligation of the undersigned.





THE PAYMENT AND PERFORMANCE OF THIS NOTE IS SUBJECT TO THE TERMS AND CONDITIONS OF THAT CERTAIN SUBORDINATION AGREEMENT ("AGREEMENT") DATED JULY 24, 1998, BY HARPER INDUSTRIES, INC., OWOSSO CORPORATION AND NATIONSBANK, N.A. THE PAYMENT AND PERFORMANCE OF THIS NOTE IS ALSO SUBORDINATE AND SUBJECT TO THE PAYMENT AND PERFORMANCE OF ALL SECURED OBLIGATIONS AS DEFINED IN THE AGREEMENT. THIS PROVISION IS SUPPORTED BY ADEQUATE CONSIDERATION, IS AN INTEGRAL PART OF THIS NOTE AND IS INCORPORATED HEREIN.



                         HARPER INDUSTRIES, INC.


                         By
                            -----------------------------
                            Tim Penner, President

                                                                     Exhibit D


                               ASSUMED LIABILITIES


o Accounts Payable -Trade

o Accrued Vacation and Employer Payroll Taxes

o Accrued Holiday and Employer Payroll Taxes

o Accrued Property Tax

o Accrued Salary Wages and Employer Payroll Taxes

o Accrued Interest only for personal note to Dewey Hostetler and Howard Hershberger

o Accrued Commissions and Employer Payroll Taxes

o Accrued other Liabilities and Employer Payroll Taxes

o Warranty Accrual

o Non-Warranty Running Gear Repair Program Accrual

o Garnishment Payable

o Note Payable to Howard Hershberger and Dewey Hostetler

o Royalty contract payable to Ray Forpahl

o Graham Services v. DewEze Manufacturing, Inc. et al, Case number 97-CV-1662 in the circuit court of Hamilton County, Tennessee.

                                                                   Exhibit E


                              EXCLUDED LIABILITIES


o Accounts Payable - Inter Company

o Accounts Payable - AHAB

o Accounts Payable - Inter Company Parker and Great Bend Mfg.

o Accrued Interest for IRB

o Accrued Interest Corporation

o Accrued Workers Compensation

o Accrued Interest AHAB and OWOSSO

o Accrued Insurance

o Accrued Bonus and Accrued FICA Employer

o Accrued 3% Supplement and 401k withholding and matching payable

o Any State or Federal Income Tax

o Industrial Revenue Bonds (long term and short term)

o Note Payable AHAB

o State and Federal withholding tax

o State and Federal unemployment tax

o FICA Tax Employer and Employee

o Sales Tax Payable

                                                                     Exhibit F


                            PURCHASE PRICE ALLOCATION

The Purchase Price shall be allocated based on the "net book value" of the Assets and Liabilities as of Closing, except that any excess Purchase Price over the "net book value" of the Assets shall be allocated to property, plant and equipment; provided, a mutually acceptable schedule shall be prepared at Closing in accordance with the terms of the Agreement.

                                                                  Schedule 4.1


                      NET BOOK VALUE CALCULATION PRINCIPLES

o Accounts Receivable - Trade booked at full value less reserve for bad debt

o Accounts Receivable - Other booked at value of advances to employees and Danville Coop Stock value

o Inventory booked at standard cost less reserve for slow and/or non-moving inventory

o Property, Plant and Equipment booked at cost less accumulated depreciation

o Other Assets to include patents and designs at cost less amortization

o Deposits for pressure cylinders booked at cost

o Remaining Balance of Notes Payable

o Accounts Payable booked at full value

o Accrued Expenses to include the following
    Salary and Wages and Employer Payroll Taxes
    Vacation Pay and Employer Payroll Taxes
    Holiday Pay and Employer Payroll Taxes
    Property Tax
    Warranty Expense
    Garnishments Payable

o Accrued Interest for Notes Payable

o Accrued Commission, Royalties and Employer Taxes

o Other Accrued Liabilities and Employer Taxes

                                                                  Schedule 9


                    PREPAID EXPENSES, DEPOSITS AND OTHER FEES

Deposit on Pressure Cylinders

                                                               Schedule 11.4


                                  REAL PROPERTY

None

                                                              Scheduled 11.5

                               SECURED CREDITORS

  None of Seller's Assets secure obligations of Owosso Corporation. Accordingly, any security interests in the Assets (e.g., for the Industrial Revenue Bonds, copy machine, and voice mail system) have been granted at the subsidiary level by management, namely by Mr. Tim Penner and/or Ms. Rita Polsley.

                                                                      11.8

                                   LITIGATION


Pending litigation:

Graham Services v. DewEze Manufacturing, Inc. et al, Case number 97-CV-1662 in the circuit court of Hamilton County, Tennessee.

The parties have agreed to submit this case to mediation in an effort to avoid the expense of preparing for and attending trial. The case will be mediated before a neutral third party at 10:00 a.m. on Thursday, July 16, 1998, in Chattanooga, Tennessee.

                                                               Schedule 11.9

                                EMPLOYEE BENEFITS

o Accrued Vacation and FICA Employer

o Accrued Holiday and FICA Employer

o Accrued Commission and FICA Employer

o Accrued Bonus Hourly Employees and FICA Employer

o Hospital, Surgical, Medical, Dental and Prescription Drug Benefits

o Life and Long Term Disability Insurance

o 401k Pension Plan

o Safety Glasses and Safety Shoe Benefit Program

o Sick Leave, Bereavement and Jury Duty Compensation

o Uniforms

o Educational Assistance

o Service Awards

o Bonus for staff members of the DewEze Division

o Owosso Corporation Stock Options for certain employees of the DewEze Division

                                                                Schedule 11.10


                                    INSURANCE

Attached listing from Powers, Craft, Parker and Beard Inc.

                                                                Schedule 11.11

                             PATENTS AND TRADEMARKS

             U.S. Patent #              Patented Item                                       Date of Issue
             -------------              -------------                                       -------------
5588325                                 Auxiliary power take off                               12-31-96
                                        assembly and method (for
                                        Ford '94 - '98 model years)
5368238                                 Adjustable rotary drum bale                            11-29-94
                                        cutter apparatus and method
                                        (Rotocut)
5340042                                 Reciprocating blade bale                               8-23-94
                                        cutter (Super Slicer)
5161353                                 Slope mower with improved                              11-10-92
                                        blade housing floatation
5085042                                 Slope mower with rear drive                             2-4-92
                                        assembly
5012631                                 Bale wrapper                                           05-07-91
4869054                                 Slope mower with side frames                           9-26-89
4707971                                 Slope Mower                                            11-24-87
4594041                                 Truck bed bale lift (flatbed)                          6-10-86
4519325                                 Grain drill suspension system                          05-28-85
4411572                                 Bale transfer carrier                                  10-25-83
4044963                                 Round bale loader, unloader                            08-30-77
                                        and unroller

              Foreign No.               Foreign Patent                                        Issue Date
              -----------               --------------                                        ----------
1452877 - Canada                        Auxiliary power take-off                               05-23-96
                                        assembly and method
                                        (Serial No. 2,170,578)
1277500 - Canada                        Slope mower with side frames                           12-11-90
1290153 - Canada                        Slope Mower                                            10-8-91
1923544 - Japan                         Slope mower with side frames                            3-4-91

           Registration No.             Trademark                                         Registration Date
           ----------------             ---------                                         -----------------
1751014                                 ATM                                                     2-9-93
1106606                                 DewEze                                                 11-21-78
1104196                                 Bale Pikup                                             10-17-78
1105920                                 Bale Hugger                                            11-14-78

            Application No.             Patent Pending                                       Filing Date
            ---------------             --------------                                       -----------
09/020,834                              Rotary drum bale cutter with                           02-09-98
                                        reprocessing chamber
Docket No. 98,170                       Auxiliary power take off                             Docket Date
                                        assembly and method (for Ford                          05-15-98
                                        '99 model year and beyond)
Docket No. PTO-1449                     Flatbed improvement;                                 Docket Date
                                        synchronized squeeze arms                              04-16-98
                                        (Improved large bale lift
                                        #08/941,404)


                                                                 Schedule 11.13

                                    CONTRACTS

Royalty due to Ray Forpahl of 1% on the first $1,000,000 of ATM sales and 1/2% on balance of ATM sales for a fiscal year.

                                                                Schedule 11.14


                               OTHER TRANSACTIONS


o   Non-warranty Running Gear Repair Program

                                                                Schedule 11.15


                           PRODUCT LIABILITY INSURANCE

See Attached listing on Schedule 11.10

                                                                Schedule 11.16

                               CHANGES IN EVENTS

      None, except for any liability that might have accrued or might accrue pursuant to Section 21 hereof.

                                                               Schedule 11.19

                              HAZARDOUS SUBSTANCES

For the metal fabrication that the DewEze plant carries out in Harper, Kansas, the following materials are monitored and/or stored on the premises:

Waste Water: DewEze is permitted to discharge its wash and rinse water/solution (for paint preparation) through KDHE permit number M-AR40-0001. In this process there are trace amounts of metals present in the waste water stream. The following metals are monitored on a quarterly basis with a grab sample:

         Cadmium                Cyanide         Chromium
         Copper                 Lead            Nickel
         Selenium               Silver          Zinc
         Mercury

Metals: This is primarily hot rolled and cold rolled steel. Some aluminum is also present on the property. Both steel and aluminum are also used in castings. In addition, we purchase switches for use in the leveling system for the mowers that contain mercury.

Liquids:  Various liquids are stored for use on the property:

         1.   Motor oil
         2.   Hydraulic oil
         3.   pH Plus:  A pH adjuster for use when the Annihilate product is used to clean metal.
                              Sodium Carbonate
         4.   Annihilate: A metal preparation solution used to remove rust.
                              Hydrochloric acid

Air Emissions: DewEze uses a high solids, low VOC alkyd, enamel paint and are permitted under KDHE Source number 0770035. The paint solids are removed by Safety Kleen, and they process the manifests for disposal. The paint MSDS list the following SARA title 313 reportable chemicals:

         1.   Xylene
         2.   MIBK
         3.   Methyl Amyl Ketone MAK
         4.   Ektasolv EP (100% ethylene glycol ether)
         5.   Aromatic 100 (7% xylene)
         6.   Methyl Ethyl Keton MEK
         7.   Toluene
         8.   Isopropyl Alcohol, anhydrous
         9.   Barium Salfate
         10.  Zinc Phosphate

                                                                Schedule 14.6


                      REQUIRED CONSENTS AND AUTHORIZATIONS

o   Cannon Copier Lease

o   Voice Mail Lease

o   Warehouse Lease

o   Transamerica Contract